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Pricing Supplement No. 6                       Filing under Rule 424(b)(3)
Dated June 24, 1997                            Registration file No. 333-12179
(To Prospectus dated September 30, and         and No. 33-57659
Prospectus Supplement dated November 15,       Cusip #948 74R AW 6
1996)


                                 $200,000,000

                          WEINGARTEN REALTY INVESTORS

                          MEDIUM-TERM NOTES, SERIES A

Principal amount: $5,000,000                   Floating Rate Notes: N/A
Interest Rate (if fixed rate): 6.85%           Interest rate basis: N/A
Stated Maturity: June 28, 2004                 Paper Rate
Specified Currency: U.S. $                            Prime Rate
Applicable Exchange Rate (if any):                    LIBOR
       U.S. $1.00=N/A                                 Treasury Rate
Issue price (as a percentage of                       CD Rate
       principal amount): 100%                        Federal Funds Rate
Selling Agent's commission (%): 0.60%                 Other
Purchasing Agent's discount                    Index Maturity: N/A
       or commission (%): N/A                  Spread: N/A
Net proceeds to the Company (%): 99.40%        Spread Multiplier: N/A
Settlement date (original                      Maximum Rate: N/A
       issue date): June 27, 1997              Minimum Rate: N/A
Redemption Commencement                        Initial Interest Rate: N/A
       Date (if any): N/A                      Interest Reset Date(s): N/A
Interest Determination Date(s): N/A            Optional Repayment Date: N/A
Calculation Date(s): N/A
Interest Payment Date(s): 3/15, 9/15
Regular Record Date(s): 3/1, 9/1

       Redemption prices (if any): The Redemption Price shall initially be
  N/A    % of the principal amount of such Notes to be redeemed.

       If such Notes are denominated in other than U.S. dollars, the applicable Foreign Currency Supplement is attached hereto:

       Additional terms: N/A

       As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $66,000,000.

       "N/A" as used herein means "Not Applicable." "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."

                             GOLDMAN, SACHS & CO.